EXHIBIT 21

                  FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

                         Subsidiaries of the Registrant

Proximity Technology Inc., a Delaware corporation, 100 percent.

Proximity Technology International, Inc., a Delaware corporation, 100 percent.

Franklin Electronic Publishers (HK) Ltd., a Hong Kong corporation, 100 percent.

Franklin Electronic Publishers Euro-Holdings B.V., a Netherlands corporation, 100 percent.

Franklin Electronic Publishers (Europe) Ltd., an English corporation, 100 percent.

Franklin Electronic Publishers (France) S.A.R.L., a French corporation, 100 percent.

Franklin Electronic Publishers (Deutschland) GmBH, a German corporation, 100 percent.

Franklin Electronic Publishers Benelux N.V., a Belgium corporation organized, 100 percent.

Franklin Electronic Publishers Southern Europe, a Belgium corporation, 100 percent.

Franklin Electronic Publishers, Ltd., a Canadian corporation, 100 percent.

Franklin Electronic Publishers Australia (Aust) Pty Ltd., an Australian corporation, 100 percent.

Franklin Electronic Publishers de Mexico, S.A. de C.V., a Mexican corporation, 100 percent.*

Voice Powered Technology International, Inc., a California corporation, 82.2 percent.

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*     In compliance with local mandate requiring multiple shareholders, a minor equity position is held in trust for the company by an officer of the company.


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